Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of July 1, 2012, by and between VARCA VENTURES, INC., a Nevada corporation ("Varca"), and MICHAEL THOMPSON (hereinafter, the "Executive").

R E C I T A L S:

WHEREAS, Varca desires to employ the Executive as the Chief Operating Officer of both Varca and Wildcat Mining Corporation, Varca's wholly-owned subsidiary ("Wildcat," and together with Varca referred hereinafter as the "Company"), and

WHEREAS, the Executive desires to be the Chief operating Officer of the Company provided that he can continue to consult and otherwise perform services for others individually and as a principal of Reardon Steel, LLC; and

WHEREAS, the Board of Directors of Varca (the "Board") recognizes that the Executive has the knowledge and experience to contribute to the growth and success of the Company, and desires to assure the Company of the Executive's employment and to compensate him therefor; and

WHEREAS, the Board has determined that this Agreement will encourage the Executive's attention and dedication to the Company; and

WHEREAS, the Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for the reasons set forth hereinabove, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.

Employment.

1.1

Employment and Term.  The Company shall employ the Executive and the Executive shall serve the Company on the terms and conditions set forth herein.   It is the parties’ intention that Executive shall not be employed on a full time bases but instead shall be expected to average approximately thirty (30) hours per week over the Term of Employment.

1.2

Duties of Executive.  During the Term of Employment under, and consistent with the terms of, this Agreement, the Executive shall serve as the Chief Operating Officer of the Company, shall faithfully and diligently perform all services as may be assigned to him by the Board in writing (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board.  The Executive shall render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  Notwithstanding any other provisions of this Agreement, Executive shall not be obligated to work solely for Company but instead shall be free at all times to maintain and pursue other employment or consulting on his own behalf or as a principal of Reardon Steel, LLC and shall only be obligated to devote an average of thirty (30) hours per week over the Term of Employment.  Further, it shall not be a breach or violation of this Agreement for the Executive to: (a) serve on corporate, civic or charitable boards or committees; (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (c) manage personal investments, or d) perform consulting services for others individually or as a principal of Reardon Steel, LLC so long as such activities do not  materially interfere with or significantly detract from the performance of the Executive's responsibilities to the Company in accordance with this Agreement.

2.

Term.

2.1

Initial Term.  The initial Term of Employment (as defined below) under this Agreement, and the employment of the Executive hereunder, shall commence on July 1, 2012 (the "Commencement Date") and shall expire on February 1, 2013, unless sooner terminated in accordance with Section 5 hereof (the "Initial Term").

2.2

Renewal Terms.  At the end of the Initial Term, the Board and Executive shall confer and shall mutually determine whether to renew this Agreement on the same or similar terms.  Unless affirmatively renewed by mutual agreement of the Board and Executive this Agreement and the Term of Employment shall expire and the parties shall have no further obligation toward each other hereunder except as expressly stated herein.

2.3

Term of Employment and Expiration Date.  The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the "Term of Employment," and the date on which the Term of Employment shall expire is sometimes referred to in this Agreement as the "Expiration Date."

3.

Compensation.  The Executive shall receive a base salary at the monthly rate of $10,000 (the "Base Salary") during the Term of Employment.  The Base Salary will be payable in twice monthly installments of $5,000 each on the 1st and 15th of each month, subject to applicable withholding and other taxes.   The Base Salary may be reviewed at any time by the Board for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time, but may not be decreased.

4.

Expense Reimbursement and Other Benefits.

4.1

Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive in accordance with  such uniform rules and guidelines as the Company may from time to time adopt and publish for use by all of its management personnel with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company.  The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence supporting such reimbursement requests as may be reasonably requested by the Company.

4.2

Equity Awards.  During the Term of Employment, the Executive shall be eligible to be granted equity awards under (and therefore subject to all terms and conditions of) the Company's Incentive Compensation Plan or such other plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto. Upon signing, the Executive will be awarded at no cost to himself 250,000 incentive stock options having the lowest allowable exercise price and the longest allowable exercise term.

4.3

Other Benefits.  The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

5.

Termination.

5.1

Termination for Cause.  The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause as defined below.  For purposes of this Agreement, the term "Cause" shall mean: (a) an action or omission of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal  to perform his duties under, this Agreement which is not cured within 30 days after receipt by the Executive of written notice of same; (b) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder; (c) a conviction of any crime which involves dishonesty or a breach of trust; or (d) gross negligence in connection with the performance of the Executive's duties hereunder, which is not cured within 30 days after receipt by the Executive of written notice of same.  Any termination for Cause shall be made by notice in writing to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination, and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time. No termination of the Executive’s employment for Cause shall be permitted unless the Termination Date occurs during the 120-day period immediately following the date that the events or actions constituting Cause first become known to the Board.  Upon any termination pursuant to this Section 5.1, the Company shall: (i)  pay to the Executive any unpaid Base Salary through the date of termination; and (ii) have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

5.2

Termination Without Cause.  The Company shall have the right to terminate the Term of Employment at any time without cause by written notice to the Executive not less than 30 days prior to the effective date of such termination.  Upon any termination pursuant to this Section 5.2 the Company shall:

(a)

Pay to the Executive any unpaid Base Salary through the date of termination specified in such notice.

(b)

Pay to the Executive a severance payment equal to three times the total unpaid salary specified in this Agreement, or thirty thousand dollars ($30,000.00), whichever is greater.

(c)

Upon any termination effected and compensated pursuant to this Section 5.2, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

5.3

Termination by Executive.

(a)

The Executive shall at all times have the right, by written notice not less than 30 days prior to the termination date, to terminate the Term of Employment.

(b)

Upon termination of the Term of Employment pursuant to this Section 5.3 by the Executive without Good Reason, the Company shall pay to the Executive the same amounts in the same manner that would have been payable or provided by the Company to the Executive under Section 5.1 of this Agreement if the Term of Employment had been terminated by the Company with Cause.

(c)

Upon termination of the Term of Employment pursuant to this Section 5.3 by the Executive for Good Reason (as defined below), the Company shall pay to the Executive the same amounts that would have been payable or provided by the Company to the Executive under Section 5.2 of this Agreement if the Term of Employment had been terminated by the Company without Cause including payment of any required severance payment.

(d)

For purposes of this Agreement, "Good Reason" shall mean (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any material failure by the Company to comply with any of the provisions of Articles 3 or 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company's requiring the Executive to be based at any office or location other than the location or office of the Executive on the Commencement Date, except for travel reasonably required in the performance of the Executive's responsibilities; and (iv) any purported termination by the Company of the Executive's employment otherwise than for Cause pursuant to Section 5.1 prior to the Expiration Date.

5.4

Resignation.

Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer of the Company, and if he was then serving as a director of the Company, as a director of the Company, and if required by the Board, the Executive shall upon such termination execute a resignation letter to the applicable Board.

5.5

Survival.  The provisions of this Article 5 together with any obligation of the Company to pay any amount to Executive under any other provision hereof shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

6.

Restrictive Covenants.

6.1

Confidential Information.  Executive hereby acknowledges and agrees that in the course of his Term of Employment he will acquire knowledge and will have access to documents, whether in written, typed or other form, regarding the business operations of Company.  Specifically, the following types of information are deemed confidential ("Confidential Information") and shall not be disclosed or used by Executive except as required and authorized in furtherance of Company's business:  specific prospective customers of the Company; specific existing customers of the Company; other individuals and businesses with whom Company does business; proprietary information; trade secrets;  operational, sales, promotional, and marketing methods and techniques; computer programs, including source codes and/or object codes; and/or any other proprietary, competition sensitive, or technical information or secrets developed with or without the help of Executive.   Information which the Executive provides to the Company and information which Executive possesses from sources other than the Company shall not be deemed to be confidential and Executive shall not be limited in any way from possessing or using such information after termination of this Agreement.  Any obligation hereunder to keep Confidential Information confidential shall terminate on the second anniversary of the termination of this Agreement or sooner if the information becomes otherwise available outside the Company through no action or inaction of the Executive.

6.2

Books and Records.  All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

7.

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to principles of conflict of laws.

8.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter.  This Agreement may not be modified in any way unless by a written instrument signed by both Varca and the Executive.

9.

Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile, e-mail or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail.  Notice shall be sent: (i) if to the Company, addressed to Wildcat Mining Corporation, Attention: Torii K. Goar, Secretary, 1630 Ringling Blvd, Sarasota, FL 34236; and (ii) if to the Executive, to his address 18050 Road G, Cortez, CO 81321, or to such other address that is requested by notice to the other in accordance with this provision.

10.

Right to Consult with Counsel; No Drafting Party.  The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable.  The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

11.

Damages; Attorneys Fees.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.  In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys' fees of the other.  The parties hereto irrevocably agree to submit to voluntary mediation for any dispute involving this Agreement or Executive’s services to Company before either institutes suit thereon unless immediate injunctive relief is being sought in order to prevent irreparable harm to the party seeking injunctive relief.

12.

Section Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.

No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

14.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

VARCA VENTURES, INC.

By:    /s/ Roger Tichenor

Name:    Roger Tichenor

Title:   Chief Operating Officer

EXECUTIVE:

By:     /s/ Michael Thompson

Name: Michael Thompson